Exhibit 8.1

609 Main Street Houston, TX 77002 United States +1 713 836 3600 www.kirkland.com	Facsimile: +1 713 836 3601

February 13, 2024

Callon Petroleum Company

One Briarlake Plaza

2000 W. Sam Houston Parkway S., Suite 2000

Houston, Texas 77042

Ladies and Gentlemen:

In connection with the Agreement and Plan of Merger, dated as of January 3, 2024, (the “Merger Agreement”), by and among APA Corporation, a Delaware corporation (“APA”), Astro Comet Merger Sub Corp., a Delaware corporation and a wholly owned, direct subsidiary of APA (“Merger Sub”), and Callon Petroleum Company, a Delaware corporation (“Callon”), pursuant to which Merger Sub shall merge with and into Callon, with Callon continuing as the surviving corporation (the “Merger”), we have acted as counsel to Callon in connection with the preparation and filing of the Registration Statement on Form S-4 (Registration Statement No. 333-276797) (the “Registration Statement”), which includes the joint proxy statement/prospectus, initially filed with the Securities and Exchange Commission (the “SEC”) by APA on February 1, 2024. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Registration Statement.

In connection with this opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement and the documents referenced therein, (ii) the Registration Statement, including the joint proxy statement/prospectus, and (iii) such other documents, certificates, and records we have deemed necessary or appropriate as a basis for the opinion set forth herein (all documents described in this sentence are collectively referred to as the “Documents”). For purposes of our opinion, we have assumed the genuineness of all signatures, the authenticity of all Documents submitted to us as originals, the conformity to original Documents of all Documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents. We have assumed that such Documents are duly authorized, valid, and enforceable. In making our examination of the Documents, we have assumed that the parties thereto had the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise, and the execution and delivery by such parties of such Documents and the validity and binding effect thereof on such parties.

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Callon Petroleum Company February 13, 2024 Page 2

In rendering our opinion, we have assumed with your consent that (i) the Merger will be consummated in accordance with the terms of the Merger Agreement and as described in the Registration Statement, (ii) all of the information, facts, statements, representations, warranties, agreements and covenants contained in the Documents (without regard to any qualification stated therein and without undertaking to verify such information, facts, statements, representations, warranties, and covenants by independent investigation) are, and will be, true and accurate at all relevant times (including as of the Effective Time), (iii) the respective parties to the Documents and all parties referred to therein (including all successors-in-interest to such parties) will act in all respects and at all relevant times in conformity with the requirements and provisions of the Documents, and (iv) none of the terms and conditions contained in the Documents have been or will be waived or modified in any respect. For purposes of rendering our opinion, we have assumed that such information, facts, statements, representations, warranties, and covenants are, and will continue to be, true and correct without regard to any qualification as to knowledge or belief and APA, Callon and their respective affiliates will report the Merger for all U.S. federal income tax reporting purposes in a manner consistent with this opinion. Our opinion is conditioned upon, among other things, the initial and continuing accuracy and completeness of the information, facts, statements, representations, warranties, and covenants provided or made by Callon and APA in the Documents. Any change in the accuracy or completeness of any of the information, facts, statements, representations, warranties, or covenants provided or made by Callon and APA in the Documents, or assumptions on which our opinion is based, could affect our conclusion.

Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “IRS”), and such other authorities we have considered relevant, all as in effect on the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. Legislation enacted, administrative action taken, administrative interpretations or rulings, or judicial decisions promulgated or issued subsequent to the date hereof may result in tax consequences different from those anticipated by our opinion herein. We assume no obligation to advise you of any such subsequent changes, or to update or supplement this opinion to reflect any change in facts, circumstances or law after the date hereof. Any change in the applicable law or regulations, or any new administrative or judicial interpretation of the applicable law or regulations, may affect the continuing validity of our opinion. Additionally, our opinion is not binding on the IRS or any court, and no assurance can be given that the IRS will not assert, and that a court will not sustain, a position contrary to our opinion.

Based solely upon and subject to the foregoing, and subject to the assumptions, qualifications, and limitations stated herein and set forth in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Merger,” we are of the opinion that the statements regarding the United States federal income tax consequences set forth in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Merger,” insofar as they constitute statements of law or legal conclusions, accurately describe the material United States federal income tax consequences of the Merger to U.S. holders of Callon Common Stock.

Callon Petroleum Company February 13, 2024 Page 3

In rendering the foregoing opinion, we express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States.

Our opinion is being rendered solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the references to us therein. However, in giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

Sincerely,

/s/ Kirkland & Ellis LLP

Kirkland & Ellis LLP